Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information:
At the Company:	Investor Relations:
Gregory S. Skinner	Matt Glover or Michael Koehler
Vice President Finance and CFO	(949) 574-3860
(650) 261-3677	LNDC@liolios.com

Landec CEO to Retire at Fiscal Year-end May 2015 and

Remain on Board of Directors

MENLO PARK, Calif., September 3, 2014 – Landec Corporation (NASDAQ: LNDC) announced today that its Chairman and CEO, Gary T. Steele, plans to retire on May 31, 2015 at the end of Landec’s fiscal year. Mr. Steele has agreed to remain on the Board of Directors as a director, but not as Chairman after his retirement.

Mr. Steele has served as Landec’s President and CEO since September 1991 and was named Chairman of the Board in January 1996. He spearheaded taking the Company public in 1996. Under his 23 years of leadership, Landec revenues have increased from $2.5 million in fiscal 1996 to $477 million in fiscal 2014 and are expected to exceed $500 million in fiscal 2015. The Company has been consistently profitable since 2003 and has recently been named one of the Fortune 100 fastest growing U.S. companies.

Since joining Landec in 1991, Mr. Steele’s focus has been on evolving Landec from a company with strong research and development capabilities and an expansive portfolio of proprietary polymer applications to the commercialization of products incorporating Landec’s technology. In pursuing the goal of growing revenues and profits by successfully developing and commercializing its own products in two core businesses, Landec acquired Apio, Inc. in 1999 and Lifecore Biomedical, Inc. in 2010. In addition, under Mr. Steele’s leadership, Landec has acquired a 27% ownership in Windset Farms, which the Company believes is the most advanced and highest yielding hydroponic greenhouse vegetable producer in North America.

By utilizing and advancing Landec’s proprietary BreatheWay® packaging technology which extends the shelf life of specific vegetables 17 to 20 days, Apio has become the leader in fresh-cut specialty packaged vegetables sold in North America, with revenues that have grown in the last ten years from $168 million in fiscal 2004 to $431 million in fiscal 2014. Lifecore is a premium supplier of hyaluronan-based materials and other specialty injectable medical products to ophthalmic, orthopedic and veterinary markets worldwide and also provides specialized aseptic fill and finish services. Since the acquisition, Lifecore revenues have more than doubled over the last 5 years from $20 million in fiscal 2009 to $46 million in fiscal 2014. From its investment in Windset, Landec has recognized nearly a 200% return on its original $15 million investment through the combination of annual cash dividends and its share of the increase in the fair market value of Windset.

“Over these past 23 years, I have been fortunate to work with and add to a talented and focused management team,” commented Mr. Steele. “In addition, the Company has attracted and assembled a strong Board of Directors with broad and deep business experience plus industry specific experience directly applicable to Landec’s two core businesses. A key reason for joining Landec in 1991 was to leverage my prior experience in start-up and early stage growth companies to evolve Landec from research and development to commercial success. Now that Landec is poised to exceed $500 million in revenues, it is time for new energy and new leadership to propel the Company from $500 million in annual sales to the $1 billion level, profitably. I have thoroughly enjoyed each phase of our growth and expansion. Landec has great momentum, a seasoned management team and significant future growth prospects. I believe next May is the right time for this leadership transition and I am pleased to remain involved and be able to contribute to the future success of Landec as a member of the Board of Directors after I retire.”

Stephen Halprin, the Board’s lead independent director and a member of the Board of Directors since 1988, said, “On behalf of the entire Board of Directors, I want to thank Gary for his excellent leadership and management while stewarding Landec’s growth over these many years, and driving significant gains in shareholder value. The Board is confident that Landec is well-positioned for its next phase of growth as outlined in the latest 5-year strategic plan and we believe Gary’s on-going participation on the Board will ensure a smooth transition and provide invaluable insight to the next CEO.

“Board member Dean Hollis, former President and COO of Con Agra Consumer Foods and International Division, is chair of the Company’s search committee which includes three other independent directors. The search committee has engaged JM Search, of Philadelphia, PA to begin the search process for Mr. Steele’s successor and the process will consider both external and internal candidates. We believe this process will go well and the transition will be smooth. The Company’s direction and focus is clear and the opportunities for continued growth substantial,” concluded Halprin.

About Landec Corporation

Landec Corporation is a company that leverages its proprietary polymer technologies, application development and innovation capabilities to develop and commercialize new products in food and biomaterials markets. Landec’s subsidiary, Apio, has become the leader in US fresh-cut specialty packaged vegetables sold in North America based on combining Landec’s proprietary food packaging technology and the strength of two major national brands, Eat Smart® and GreenLine®, with the capabilities of large scale processing and national distribution. Lifecore Biomedical, a subsidiary of Landec, is a premium supplier of hyaluronan-based materials and medical products to ophthalmic, orthopedic and veterinary markets worldwide. In addition, Lifecore Biomedical provides specialized aseptic fill and finish services in a cGMP validated manufacturing facility for supplying commercial, clinical and pre-clinical products. For more information about the Company, visit Landec’s website at www.landec.com.

Important Cautions Regarding Forward Looking Statements

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with operations, the ability to achieve acceptance of the Company's new products in the market place, weather conditions that can affect the supply and price of produce, the amount and timing of research and development funding and license fees from the Company's collaborative partners, the timing of regulatory approvals, the mix between domestic and international sales, and the risk factors listed in the Company’s Form 10-K for the fiscal year ended May 25, 2014 (See item 1A: Risk Factors) which may be updated in Part II, Item 1A Risk Factors in the Company’s Quarterly Reports on Form 10-Q. As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable. The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.